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                                                                     EXHIBIT 4.2

                       CENTERPOINT ENERGY RESOURCES CORP.

                     (formerly known as NorAm Energy Corp.)

                                       To

            THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION

             (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)),

                                     Trustee

                                   ----------

                          SUPPLEMENTAL INDENTURE NO. 10

                          Dated as of February 6, 2007

                                   ----------

                                  $150,000,000

                           6.25% Senior Notes due 2037

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                       CENTERPOINT ENERGY RESOURCES CORP.

                     (formerly known as NorAm Energy Corp.)

                          SUPPLEMENTAL INDENTURE NO. 10

                                  $150,000,000

                           6.25% Senior Notes due 2037

     SUPPLEMENTAL INDENTURE No. 10, dated as of February 6, 2007, between CENTERPOINT ENERGY RESOURCES CORP., a Delaware corporation formerly known as NorAm Energy Corp. (the "Company"), and THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as Trustee (the "Trustee").

                                    RECITALS

     The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 1, 1998 (the "Original Indenture" and, as previously and hereby supplemented and amended, the "Indenture"), providing for the issuance from time to time of one or more series of the Company's Securities.

     The Company has changed its name from "NorAm Energy Corp." to "CenterPoint Energy Resources Corp." and all references in the Indenture to the "Company" or "NorAm Energy Corp." shall be deemed to refer to CenterPoint Energy Resources Corp.

     Pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities to be designated as the "6.25% Senior Notes due 2037" (the "Notes"), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture No. 10.

     Section 301 of the Original Indenture provides that various matters with respect to any series of Securities issued under the Indenture may be established in an indenture supplemental to the Indenture.

     Subparagraph (7) of Section 901 of the Original Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Original Indenture.

     For and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually covenanted and agreed, for the equal and proportionate benefit


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of the Holders of the Securities of such series, as follows:

                                  ARTICLE ONE

                  Relation to Indenture; Additional Definitions

     Section 101. Relation to Indenture. This Supplemental Indenture No. 10 constitutes an integral part of the Original Indenture.

     Section 102. Additional Definitions. For all purposes of this Supplemental Indenture No. 10:

          Capitalized terms used herein shall have the meaning specified herein or in the Original Indenture, as the case may be;

          "Acquired Entity" has the meaning set forth in Section 303(k) hereof;

          "Capital Lease" means a lease that, in accordance with accounting principles generally accepted in the United States of America, would be recorded as a capital lease on the balance sheet of the lessee;

          "Comparable Treasury Yield" has the meaning set forth in Section 402(a) hereof;

          "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries less, without duplication: (a) total current liabilities (excluding indebtedness due within 12 months); (b) all reserves for depreciation and other asset valuation reserves, but excluding reserves for deferred federal income taxes; (c) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and (d) all appropriate adjustments on account of minority interests of other Persons holding common stock of any Subsidiary, all as reflected in the Company's most recent audited consolidated balance sheet preceding the date of such determination;

          "Corporate Trust Office" means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, as follows: (a) for payment, registration and transfer of the
     Securities: 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, Attention:
     Bondholder Communications; telephone (214) 672-5125 or (800) 275-2048; telecopy: (214) 672-5873; and (b) for all other communications relating to the Securities: 601 Travis Street, 18th Floor, Houston, Texas 77002,
     Attention: Global Corporate Trust; telephone: (713) 483-6603; telecopy:
     (713) 483-6590;

          "Equity Interests" means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature;

          "Funded Debt" has the meaning set forth in Section 304 hereof.

          "H.15 Statistical Release" has the meaning set forth in Section 402(b) hereof;


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          The term "indebtedness," as applied to the Company or any Subsidiary, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by any such corporation, including any and all: (i) obligations for money borrowed (other than unamortized debt discount or premium); (ii) obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind; (iii) obligations as lessee under a Capital Lease; and (iv) any amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation listed in clause (i), (ii) or (iii) above. All indebtedness secured by a lien upon property owned by the Company or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, shall for all purposes hereof be deemed to be indebtedness of any such corporation. All indebtedness for borrowed money incurred by other Persons which is directly guaranteed as to payment of principal by the Company or any Subsidiary shall for all purposes hereof be deemed to be indebtedness of the Company or any such Subsidiary, as applicable, but no other contingent obligation of the Company or any such Subsidiary in respect of indebtedness incurred by other Persons shall for any purpose be deemed to be indebtedness of the Company or any such Subsidiary;

          "Independent Investment Banker" has the meaning set forth in Section 401(c) hereof;

          "Interest Payment Date" has the meaning set forth in Section 204(a) hereof;

          "Issue Date" has the meaning set forth in Section 204(a) hereof;

          "lien" or "liens" have the meanings set forth in Section 303 hereof;

          "Long-Term Indebtedness" means, collectively, the Company's outstanding: (a) 7.875% Senior Notes due 2013, (b) 5.95% Senior Notes due 2014, and (c) any long-term indebtedness (but excluding for this purpose any long-term indebtedness incurred pursuant to any revolving credit facility, letter of credit facility or other similar bank credit facility) of the Company issued subsequent to the issuance of the Notes and prior to the Termination Date containing covenants substantially similar to the covenants set forth in Sections 303 and 304 hereof, or an event of default substantially similar to the event of default set forth in Section 501(a) hereof, but not containing a provision substantially similar to the provision set forth in Section 305 hereof;

          "Make-Whole Premium" has the meaning set forth in Section 401(b) hereof;

          "Maturity Date" has the meaning set forth in Section 203 hereof;

          "Non-Recourse Debt" means (i) any indebtedness for borrowed money incurred by any Project Finance Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or providing financing for, any project, which indebtedness for borrowed money does not provide for recourse against the Company or any Subsidiary of the Company (other than a Project Finance Subsidiary and


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     such recourse as exists under a Performance Guaranty) or any property or asset of the Company or any Subsidiary of the Company (other than Equity Interests in, or the property or assets of, a Project Finance Subsidiary and such recourse as exists under a Performance Guaranty) and (ii) any refinancing of such indebtedness for borrowed money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest or fees) at the time of the refinancing or increase the property subject to any lien securing such indebtedness for borrowed money or otherwise add additional security or support for such indebtedness for borrowed money.

          "Notes" has the meaning set forth in the third paragraph of the Recitals hereof;

          "Original Indenture" has the meaning set forth in the first paragraph of the Recitals hereof;

          "Performance Guaranty" means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of or Equity Interests in a Project Finance Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other person (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant Project Finance Subsidiary, or (c) performance by a Project Finance Subsidiary of obligations to persons other than the provider of such Non-Recourse Debt.

          "Principal Property" means any natural gas distribution property, natural gas pipeline or gas processing plant located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries. "Principal Property" shall not include any oil or gas property or the production or proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline or storage field;

          "Project Finance Subsidiary" means any Subsidiary designated by the Company whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all the assets of which Subsidiary or Person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Equity Interests in, or indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (z) indebtedness or other obligations of the Company or any Subsidiary or other Persons. At the time of designation of any Project Finance Subsidiary, the sum of the net book value of the assets of such Subsidiary and the net book value of the assets of all other Project Finance Subsidiaries then existing shall not in the aggregate exceed 10 percent of Consolidated


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     Net Tangible Assets.

          "Redemption Price" has the meaning set forth in Section 401(a) hereof;

          "Regular Record Date" has the meaning set forth in Section 204(b) hereof;

          "Remaining Term" has the meaning set forth in Section 402(a) hereof;

          "Sale and Leaseback Transaction" means any arrangement entered into by the Company or any Subsidiary with any Person providing for the leasing to the Company or any Subsidiary of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Subsidiary or between Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Subsidiary to such Person;

          "Significant Subsidiary" means any Subsidiary of the Company, other than a Project Finance Subsidiary, that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as such regulation is in effect on the date of issuance of the Notes.

          "Subsidiary" of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other subsidiaries or by one or more of such entity's other subsidiaries.

          "Termination Date" has the meaning set forth in Section 305.

          "Value" with respect to a Sale and Leaseback Transaction has the meaning set forth in Section 303 hereof;

     All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture No. 10; and

     The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Supplemental Indenture No. 10.


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                                   ARTICLE TWO

                            The Series of Securities

     Section 201. Title of the Securities. The Notes shall be designated as the "6.25% Senior Notes due 2037."

     Section 202. Limitation on Aggregate Principal Amount. The Trustee shall authenticate and deliver the Notes for original issue on the Issue Date in the aggregate principal amount of $150,000,000 upon a Company Order for the authentication and delivery thereof and satisfaction of Sections 301 and 303 of the Original Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may initially be outstanding shall not exceed $150,000,000; provided, however, that the authorized aggregate principal amount of the Notes may be increased above such amount by a Board Resolution to such effect.

     Section 203. Stated Maturity. The Stated Maturity of the Notes shall be February 1, 2037 (the "Maturity Date").

     Section 204. Interest and Interest Rates.

     (a) The Notes shall bear interest at the rate of 6.25% per annum, from and including February 6, 2007 (the "Issue Date") to, but excluding, the Maturity Date. Such interest shall be payable semiannually in arrears, on February 1 and August 1, of each year (each such date, an "Interest Payment Date"), commencing August 1, 2007.

     (b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Persons in whose names the Notes (or one or more Predecessor Securities) are registered at the close of business on the immediately preceding January 15 and July 15, respectively, whether or not such day is a Business Day (each such date, a "Regular Record Date"). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall either (i) be paid to the Person in whose name such Note (or one or more Predecessor Securities) is registered at the close of business on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or (ii) be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

     (c) The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month. In the event that any date on which interest is payable on a Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of


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any such delay) with the same force and effect as if made on the date the payment was originally payable.

     (d) Any principal and premium, if any, and any installment of interest, which is overdue shall bear interest at the rate of 6.25% per annum (to the extent permitted by law), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.

     Section 205. Place of Payment. The Trustee shall initially serve as the Paying Agent for the Notes. The Place of Payment where the Notes may be presented or surrendered for payment shall be the Corporate Trust Office of the Trustee.

     Section 206. Place of Registration or Exchange; Notices and Demands With Respect to the Notes. The place where the Holders of the Notes may present the Notes for registration of transfer or exchange and may make notices and demands to or upon the Company in respect of the Notes shall be the Corporate Trust Office of the Trustee.

     Section 207. Percentage of Principal Amount. The Notes shall be initially issued at 99.531% of their principal amount plus accrued interest, if any, from February 6, 2007.

     Section 208. Global Securities. The Notes shall be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes. Such Global Securities shall bear the legends set forth in the form of Security attached as Exhibit A hereto.

     Section 209. Form of Securities. The Notes shall be substantially in the form attached as Exhibit A hereto.

     Section 210. Securities Registrar. The Trustee shall initially serve as the Security Registrar for the Notes.

     Section 211. Defeasance and Discharge; Covenant Defeasance.

     (a) Article Fourteen of the Original Indenture, including without limitation, Sections 1402 and 1403 (as modified by Section 211(b) hereof) thereof, shall apply to the Notes.

     (b) Solely with respect to the Notes issued hereby, the first sentence of
Section 1403 of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof:

          "Upon the Company's exercise of its option (if any) to have this Section applied to any Securities or any series of Securities, as the case may be, (1) the Company shall be released from its obligations under Article Eight and under any covenants provided pursuant to
          Section 301(20), 901(2) or 901(7) for the benefit of the Holders of such Securities, including, without limitation, the covenants provided for in Article Three of Supplemental Indenture No. 10 to the Indenture, and (2) the occurrence of any event


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          specified in Sections 501(4) (with respect to Article Eight and to any such covenants provided pursuant to Section 301(20), 901(2) or 901(7)) shall be deemed not to be or result in an Event of Default, in each case with respect to such Securities as provided in this Section on and after the date the conditions set forth in Section 1404 are satisfied (hereinafter called "Covenant Defeasance")."

     Section 212. Sinking Fund Obligations. The Company shall have no obligation to redeem or purchase any Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

                                 ARTICLE THREE

                              Additional Covenants

     Section 301. Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

     Section 302. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Section 303. Restrictions on Liens. The Company shall not pledge, mortgage or hypothecate, or permit to exist, and shall not cause, suffer or permit any Subsidiary to pledge, mortgage or hypothecate, or permit to exist, except in favor of the Company or any Subsidiary, any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any Capital Lease) (collectively, a "lien" or "liens") upon, any Principal Property or any Equity Interest in any Significant Subsidiary owning any Principal Property, at any time owned by it or a Subsidiary, to secure any indebtedness, without making effective provisions whereby the Notes shall be equally and ratably secured with or prior to any and all such indebtedness and any other indebtedness similarly entitled to be equally and ratably secured; provided, however, that this provision shall not apply to or prevent the creation or existence of:


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     (a) undetermined or inchoate liens and charges incidental to construction, maintenance, development or operation;

     (b) the lien of taxes and assessments for the then current year;

     (c) the lien of taxes and assessments not at the time delinquent;

     (d) the lien of specified taxes and assessments which are delinquent but the validity of which is being contested at the time by the Company or such Subsidiary in good faith and by appropriate proceedings;

     (e) any obligations or duties, affecting the property of the Company or such Subsidiary, to any municipality or public authority with respect to any franchise, grant, license, permit or similar arrangement;

     (f) the liens of any judgments or attachment in an aggregate amount not in excess of $10,000,000, or the lien of any judgment or attachment the execution or enforcement of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

     (g) any lien on any property held or used by the Company or a Subsidiary in connection with the exploration for, development of or production of oil, gas, natural gas (including liquefied gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, the Company's or a Subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures;

     (h) any lien on oil, gas, natural gas (including liquefied gas and storage gas), and other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by the Company or a Subsidiary;

     (i) liens upon any property heretofore or hereafter acquired, constructed or improved, created at the later of the time of acquisition or commercial operation thereof, or within one year thereafter (and accessions and proceeds thereof), to secure all or a portion of the purchase price thereof or the cost of such construction or improvement, or existing thereon at the date of acquisition, whether or not assumed by the Company or a Subsidiary, provided that every such lien shall apply only to the property so acquired or constructed and fixed improvements thereon (and accessions and proceeds thereof);

     (j) any extension, renewal or refunding, in whole or in part, of any lien permitted by subparagraph (i) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the lien extended, renewed or refunded;

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     (k) liens upon any property of any entity heretofore or hereafter acquired by any entity that is or becomes a Subsidiary after the date hereof ("Acquired Entity") provided that every such lien (1) shall either (A) exist prior to the time the Acquired Entity becomes a Subsidiary or (B) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than the Company or any other Subsidiary;

     (l) the pledge of current assets, in the ordinary course of business, to secure current liabilities;

     (m) any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time in connection with the financing of the acquisition or construction of property to be used in the business of the Company or a Subsidiary or as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Company or a Subsidiary to maintain self-insurance or to participate in any funds established to cover any insurance risks or in connection with workmen's compensation, unemployment insurance, old age pensions or other social security, or to share in the privileges or benefits required for companies participating in such arrangements; the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates; mechanics' or materialmen's liens, any liens or charges arising by reason of pledges or deposits to secure payment of workmen's compensation or other insurance, good faith deposits in connection with tenders, leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure duties or public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of taxes or assessments or similar charges;

     (n) any lien of or upon any office equipment, data processing equipment (including, without limitation, computer and computer peripheral equipment), or transportation equipment (including, without limitation, motor vehicles, tractors, trailers, marine vessels, barges, towboats, rolling stock and aircraft);

     (o) any lien created or assumed by the Company or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code, as amended, for the purposes of financing, in whole or in part, the acquisition or construction of property to be used by the Company or a Subsidiary; or

     (p) the pledge or assignment of accounts receivable, or the pledge or assignment of conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by the Company or such Subsidiary or others of goods or merchandise to customers of the Company or such Subsidiary.

     In case the Company or any Subsidiary shall propose to pledge, mortgage, or hypothecate any Principal Property at any time owned by it to secure any indebtedness, other than as permitted by paragraphs (a) to (p), inclusive, of this Section 303, the Company shall prior thereto give written notice thereof to the Trustee, and the Company shall or shall cause such Subsidiary to, prior to or simultaneously with such pledge, mortgage or hypothecation, by supplemental indenture executed and delivered to the Trustee (or to the extent legally necessary to another trustee or additional or separate trustee), in form satisfactory to the Trustee, effectively secure all the Notes equally and ratably with, or prior to, such indebtedness.

     Notwithstanding the foregoing provisions of this Section 303, the Company or a Subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of the Company or a Subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including indebtedness permitted to be secured under subdivisions (a) through (p) above) and the Value of all Sale and Leaseback Transactions in existence at such time (other than any Sale and Leaseback Transaction which, if such Sale and Leaseback Transaction had been a lien, would have been permitted by paragraph (i), (j) or (k) of this Section 303) does not at the time of incurrence of such indebtedness exceed 5% of Consolidated Net Tangible Assets. "Value" means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (2) the fair value, in the opinion of the Board of Directors, of such property at the time of entering into such Sale and Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

     For purposes of this Section 303, "Subsidiary" does not include a Project Finance Subsidiary.

     Section 304. Restrictions on Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction unless the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors) of such Principal Property and either (a) the Company or such Subsidiary would be entitled, pursuant to the provisions of (1) paragraph (i) or (j) of Section 303 or (2) paragraph (k) of Section 303, to incur indebtedness secured by a lien on the Principal Property to be leased without equally and ratably securing the Notes, or (b) the Company shall, and in any such case the Company covenants that it will, within 120 days of the effective date of any such arrangement, apply an amount not less than the fair value (as so determined) of such Principal Property (i) to the payment or other retirement of Funded Debt incurred or assumed by the Company which ranks senior to or pari passu with the Notes or of Funded Debt incurred or assumed by any Subsidiary (other than, in either case, Funded Debt owned by the Company or any Subsidiary), or (ii) to the purchase at not more than fair value (as so determined) of Principal Property (other than the Principal Property involved in such sale). For this purpose, "Funded Debt" means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor thereon without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such indebtedness.

     For purposes of this Section 304, "Subsidiary" does not include a Project Finance Subsidiary.

     Section 305. Expiration of Restrictions on Liens and Restrictions on Sale and Leaseback Transactions. Notwithstanding anything to the contrary herein, on the date (the "Termination Date") (and continuing thereafter) on which there remains outstanding, in the aggregate, no more than $200,000,000 in principal amount of Long-Term Indebtedness, the covenants of the Company set forth in Sections 303 and 304 hereof shall terminate and the Company shall no longer be subject to the covenants set forth in such Sections.

                                  ARTICLE FOUR

                        Optional Redemption of the Notes

     Section 401. Redemption Price.

     (a) The Company shall have the right to redeem the Notes, in whole or in part, at its option at any time from time to time at a price equal to (i) 100% of the principal amount thereof plus (ii) accrued and unpaid interest thereon, if any, to (but excluding) the Redemption Date plus (iii) the Make-Whole Premium, if any (collectively, the "Redemption Price").

     (b) The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of: (i) the sum of the present values, calculated as of the Redemption Date, of: (A) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued and unpaid interest for the period prior to the Redemption Date); and (B) the principal amount that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed at the Maturity Date; over (ii) the principal amount of the Note (or portion thereof) being redeemed. The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Comparable Treasury Yield (as defined below) plus 25 basis points.

     (c) The Make-Whole Premium shall be calculated by an independent investment banking institution of national standing appointed by the Company; provided, that if the Company fails to make such appointment at least 45 days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation shall be made by Banc of America Securities LLC, Deutsche Bank Securities Inc. or J.P. Morgan Securities Inc., or, if such firms are unwilling or unable to make such calculation, by a different independent investment banking institution of national standing appointed by the Company (in any such case, an "Independent Investment Banker").

     Section 402. Make-Whole Premium Calculation.

     (a) For purposes of determining the Make-Whole Premium, "Comparable Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury securities that have a constant maturity that corresponds to the remaining term to maturity of the Notes to be redeemed, calculated to the nearest 1/12th of a year (the

"Remaining Term"). The Comparable Treasury Yield shall be determined as of the third Business Day immediately preceding the applicable Redemption Date.

     (b) The weekly average yields of United States Treasury securities shall be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury securities having a constant maturity that is the same as the Remaining Term, then the Comparable Treasury Yield shall be equal to such weekly average yield. In all other cases, the Comparable Treasury Yield shall be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury securities that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury securities that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation shall be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury securities are not available in the
H.15 Statistical Release or otherwise, then the Comparable Treasury Yield shall be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     Section 403. Partial Redemption. If the Company redeems the Notes in part pursuant to this Article Four, the Trustee shall select the Notes to be redeemed on a pro rata basis or by lot or by such other method that the Trustee in its sole discretion deems fair and appropriate. The Company shall redeem Notes pursuant to this Article Four in multiples of $1,000 in original principal amount. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued upon cancellation of the original Note.

     Section 404. Notice of Optional Redemption. If the Company elects to exercise its right to redeem all or some of the Notes pursuant to this Article Four, the Company or the Trustee shall mail a notice of such redemption to each Holder of a Note that is to be redeemed not less than 30 days and not more than 60 days before the Redemption Date. If any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount to be redeemed.

                                  ARTICLE FIVE

                                    REMEDIES

     Section 501. Additional Event of Default; Acceleration of Maturity.

     (a) Solely with respect to the Notes issued hereby, Section 501(7) of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof as an "Event of Default" in addition to the other events set forth in Section 501 of the Original Indenture:

          "(7) the default by the Company or any Subsidiary, other than a Project Finance Subsidiary, in the payment, when due, after the expiration of any applicable grace period, of principal of indebtedness for money borrowed, other than Non-Recourse Debt, in the aggregate principal amount then outstanding of $50 million or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of Notes written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or such default to be cured and stating that such notice is a "Notice of Default" under the Indenture;".

     (b) Solely with respect to the Notes issued hereby, the first paragraph of
Section 502 of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof:

          "If an Event of Default (other than an Event of Default specified in Section 501(5) or 501(6)) with respect to the Notes at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Notes Outstanding may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in
          Section 501(5) or 501(6) with respect to the Notes at the time Outstanding occurs and is continuing, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable."

     Section 502. Expiration of Additional Event of Default. Notwithstanding anything to the contrary herein, on the Termination Date (and continuing thereafter), the event of default of the Company set forth in Section 501(a) hereof shall terminate and the Company shall no longer be subject to such event of default.

                                   ARTICLE SIX

                            Miscellaneous Provisions

     Section 601. The Indenture, as supplemented and amended by this Supplemental Indenture No. 10, is in all respects hereby adopted, ratified and confirmed.

     Section 602. This Supplemental Indenture No. 10 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 603. THIS SUPPLEMENTAL INDENTURE NO. 10 AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

     Section 604. If any provision in this Supplemental Indenture No. 10 limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

     Section 605. In case any provision in this Supplemental Indenture No. 10 or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 606. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the proper authorization or due execution hereof or of the Notes by the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 10 to be duly executed, as of the day and year first written above.

                                        CENTERPOINT ENERGY RESOURCES CORP.


                                        By:
                                            ------------------------------------
                                        Name: Gary L. Whitlock
                                        Title: Executive Vice President and
                                               Chief Financial Officer

Attest:


-------------------------------------
Name: Richard B. Dauphin
Title: Assistant Corporate Secretary

(SEAL)

                                        THE BANK OF NEW YORK TRUST COMPANY,
                                        NATIONAL ASSOCIATION, As Trustee


                                        By:
                                            ------------------------------------
                                        Name: Mauri J. Cowen
                                        Title: Vice President and Trust Officer

(SEAL)

                                    Exhibit A

                           [FORM OF FACE OF SECURITY]

[IF THIS SECURITY IS TO BE A GLOBAL SECURITY -] THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

[For as long as this Global Security is deposited with or on behalf of The Depository Trust Company it shall bear the following legend.] Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to CenterPoint Energy Resources Corp. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

                       CENTERPOINT ENERGY RESOURCES CORP.

                           6.25% Senior Notes due 2037

No. __________                                                      $ __________
                                                              CUSIP No. ________

     CENTERPOINT ENERGY RESOURCES CORP., a corporation duly organized and existing under the laws of the State of Delaware formerly known as NorAm Energy Corp. (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to _______________, or registered assigns, the principal sum of ____________________ Dollars on February 1, 2037, and to pay interest thereon from February 6, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 1 and August 1 in each year, commencing August 1, 2007, at the rate of 6.25% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 6.25% per annum (to the extent permitted by applicable law), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The amount of interest payable for any period shall be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A "Business Day" shall mean, when used with respect to any Place of Payment, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment are authorized or obligated by law or executive order to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in said Indenture.

     Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing by the Person entitled thereto as specified in the Security Register.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: February 6, 2007                 CENTERPOINT ENERGY RESOURCES CORP.


                                        By:
                                            ------------------------------------
                                        Name: Gary L. Whitlock
(SEAL)                                  Title: Executive Vice President and
                                               Chief Financial Officer


Attest:


-------------------------------------
Name: Richard B. Dauphin
Title: Assistant Corporate Secretary

          This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

                                        THE BANK OF NEW YORK TRUST COMPANY,
                                        NATIONAL ASSOCIATION As Trustee

Date of Authentication:
                        -------------


                                        By:
                                            ------------------------------------
                                            Authorized Signatory

                       [FORM OF REVERSE SIDE OF SECURITY]
                       CENTERPOINT ENERGY RESOURCES CORP.

                           6.25% SENIOR NOTES DUE 2037

     This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of February 1, 1998 (herein called the "Indenture", which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $150,000,000; provided, however, that the authorized aggregate principal amount of the Securities may be increased above such amount by a Board Resolution to such effect.

     The Company shall have the right to redeem the Securities of this series, in whole or in part, at its option at any time from time to time at a price equal to (i) 100% of the principal amount thereof plus (ii) accrued and unpaid interest thereon, if any, to (but excluding) the Redemption Date plus (iii) the Make-Whole Premium, if any.

     The amount of the Make-Whole Premium with respect to any Security of this Series (or portion thereof) to be redeemed will be equal to the excess, if any, of: (i) the sum of the present values, calculated as of the Redemption Date, of:
(A) each interest payment that, but for such redemption, would have been payable on the Security of this series (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued and unpaid interest for the period prior to the Redemption Date); and (B) the principal amount that, but for such redemption, would have been payable on the Security of this series (or portion thereof) being redeemed at February 1, 2037; over (ii) the principal amount of the Security of this series (or portion thereof) being redeemed. The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Comparable Treasury Yield (as defined below) plus 25 basis points.

     For purposes of determining the Make-Whole Premium, "Comparable Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury securities that have a constant maturity that corresponds to the remaining term to maturity of the Securities of this series, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Comparable Treasury Yield shall be determined as of the third Business Day immediately preceding the Redemption Date.

     The weekly average yields of United States Treasury securities shall be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury securities having a constant maturity that is the same as the Remaining Term, then the Comparable Treasury Yield shall be equal to such weekly average yield. In all other cases, the Comparable Treasury Yield shall be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury securities that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury securities that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation shall be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury securities are not available in the
H.15 Statistical Release or otherwise, then the Comparable Treasury Yield shall be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

     The Securities of this series are not entitled to the benefit of any sinking fund.

     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

     The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this

Security.

     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.


                                       A-7